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                                                                   EXHIBIT 1.2.5

                                   AGREEMENT
                                   ---------

     This Agreement is entered into as of April 15, 1998 by and among Artisan Components, Inc., a Delaware corporation (the "Company"), Synopsys, Inc., a Delaware corporation ("Synopsys"), Deutsche Bank AG, London Branch ("Deutsche Bank") and Deutsche Morgan Grenfell Inc., Hambrecht & Quist LLC and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, as representatives (the "Representatives") of the underwriters named in Schedule 1 (the "Underwriters") of that certain Underwriting Agreement (the "Underwriting Agreement"), dated as of April __, 1998, among the Company, the Selling Stockholders and the Underwriters for whom the Representatives are acting as representatives. All terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

                                   RECITALS

     WHEREAS, Synopsys has entered into a forward sale, effective upon the First Closing Date, of 891,448 shares of Common Stock of the Company (the "Synopsys Shares") with Deutsche Bank pursuant to, and subject to the terms of, that certain ISDA Master Agreement and the related confirmation dated April 15, 1998 (collectively, the "Forward Sale Contract");

     WHEREAS, Deutsche Bank intends to hedge its forward purchase of the Synopsys Shares by selling short through Deutsche Morgan Grenfell Inc. an equivalent number of shares of Common Stock as part of the Offering;

     WHEREAS, Synopsys has agreed to lend to Deutsche Bank the Synopsys Shares immediately prior to the Closing Date pursuant to that certain Master Securities Loan Agreement (including Annex II thereto) and the related term sheet each dated as of April 15, 1998 (collectively, the "Loan Agreement") so that Deutsche Bank can use the borrowed shares to effect the short sale described in the paragraph above; and

     WHEREAS, Deutsche Morgan Grenfell Inc. will deliver the Prospectus in connection with any short sales of shares effected on Deutsche Bank's behalf.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Synopsys will comply with the provisions of Section 3(b) of the Underwriting Agreement exactly as if it were a Selling Stockholder that was a party to the Underwriting Agreement, except that the transactions contemplated by the Synopsys Agreements (as defined below), and performance by Synposys thereunder, shall not constitute a violation or breach thereof.

     2. Synopsys will bear and pay all of its costs and expenses of the types set forth in Section 4(b) of the Underwriting Agreement (assuming that references in such Section 4(b) to "this Agreement" shall be interpreted to mean, in lieu of the Underwriting Agreement, each of this Agreement, the related Custody Agreement between Synopsys and BankBoston, N.A. (the "Custody Agreement"), the Forward Sale Contract and the Loan Agreement which are collectively referred to herein as the "Synopsys Agreements").
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     3.  Synopsys represents and warrants to, and agrees with, each of the several Underwriters each of the representations, warranties and agreements made by the Selling Stockholders in Section 5(b) of the Underwriting Agreement, other than the representation and warranty contained in paragraph (vi) thereof, and agrees that each of the representations and warranties made shall be deemed to be repeated at the closing held on the First Closing Date (provided that (A) references in such Section 5(b) to "this Agreement" shall be interpreted to mean, in lieu of the Underwriting Agreement, each of the Synopsys Agreements and the words "hereunder" or "herein" shall mean under or as provided in the Synopsys Agreements, (B) references in such Section 5(b) to a Custody Agreement shall mean the Custody Agreement (as defined herein), (C) references to the Underwriters in Sections 5(b)(i) and (ii) shall be deemed to be references to Deutsche Bank, (D) references in Section 5(b)(ii) to a "Power-of-Attorney" and to an "Attorney-in-Fact" shall not be applicable, (E) the reference to "price" in Section 5(b)(ii) is subject to the terms of the Forward Sale Contract, (F) the transactions contemplated by the Synopsys Agreements, and performance by Synposys thereunder, shall not constitute a violation or breach the representations and warranties contained in Section 5(b)(iv), (G) references in such Section 5(b) to "Shares" shall be deemed to be references to the Synopsys Shares, (H) the first sentence of Section 5(b)(ii) shall be deemed only a representation and warranty by Synopsys that it has duly executed and delivered the Custody Agreement, and (I) all statements made under Section 5(b)(v) shall be limited to the information regarding Synopsys in the table in "Principal and Selling Stockholders" (including the footnotes thereto) and in the second paragraph of "Principal and Selling Stockholders--Synopsys Shares").

     4. Synopsys will provide and be entitled to indemnification and contribution pursuant to Sections 6(c)-(f) of the Underwriting Agreement exactly as if it were a Selling Stockholder that was a party to the Underwriting Agreement and as if the Synopsys Shares sold by the Underwriters in the Offering were sold by Synopsys to the Underwriters pursuant to the Underwriting Agreement (provided that references in such Section 6 to Section 5(b) of the Underwriting Agreement (including any subsections thereof) shall, with respect to Synopsys, be deemed references to such Section 5(b) (or subsections thereof) as modified by the provisions of Section 3 hereof).

     5. Synopsys will provide a legal opinion from Brobeck Phleger & Harrison LLP to the Underwriters, dated the Closing Date, to the effect that:

          (i) Synopsys has full corporate power to enter into each of the Synopsys Agreements, to lend and deliver the Synopsys Shares to Deutsche Bank and to perform its obligations under each of the Synopsys Agreements; the execution and delivery of each of the Synopsys Agreements has been duly authorized by all necessary action of Synopsys; each of the Synopsys Agreements has been duly executed and delivered by Synopsys; assuming due authorization, execution and delivery by each party to the Synopsys Agreements (other than Synopsys), each of the Synopsys Agreements is the legal, valid, binding and enforceable instrument of Synopsys, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

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          (ii) to such counsel's knowledge, based solely upon an officers certificate executed by an officer of Synopsys and without having performed any independent verification or investigation of the facts stated therein, the loan and delivery of the Synopsys Shares to Deutsche Bank, the forward sale of the Synopsys Shares to Deutsche Bank, the compliance by Synopsys with the other provisions of the Synopsys Agreements and the consummation of the other transactions contemplated herein and therein do not (x) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained and such as may be required under state securities or Blue Sky laws, or (y) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under any indenture, mortgage, deed of trust, lease or other agreement or instrument to which Synopsys or any of its subsidiaries is a party or by which Synopsys or any of its subsidiaries or any of their respective properties are bound, or the charter documents or bylaws of Synopsys or any of its subsidiaries or any statute, rule or regulation or any judgment, decree, order of any court or other governmental authority or any arbitrator applicable to Synopsys or any of its subsidiaries.

     6. Synopsys will deliver a certificate, dated the First Closing Date, to the effect that:

          (i) the representations and warranties of Synopsys in this Agreement are true and correct as if made on and as of the First Closing Date;

          (ii) Synopsys has performed all covenants and agreements on its part to be performed or satisfied at or prior to the First Closing Date.

     7. Effective upon the sale of any of the Synopsys Shares to Deutsche Bank pursuant to the Forward Sale Contract, Synopsys hereby transfers and assigns to Deutsche Bank its registration rights with respect to such Synopsys Shares pursuant to that certain Amended and Restated Registration Rights Agreement of the Company dated December 17, 1996 (the "Rights Agreement"). Deutsche Bank hereby accepts such assignment subject to the terms of the Rights Agreement. The Company hereby consents to such assignment pursuant to Section 1.14 of the Rights Agreement.

     8. Synopsys agrees to be bound by the provisions of Sections 10 and 11 of the Underwriting Agreement exactly as if it were a Selling Stockholder that was a party to the Underwriting Agreement, except that with respect to Section 10, the reference to "Selling Stockholder's refusal, inability, or failure to satisfy any condition to the obligations of the Underwriters set forth in
Section 7" shall refer only to Synopsys' inability, refusal or failure to satisfy any conditions to be satisfied prior to the First Closing Date in the Loan Agreement or this Agreement.

     9. The parties hereto shall, with respect to this Agreement only, be bound by the provisions of Sections 12, 13(a), 13(d), 13(e), 13(f), 14 and 15 of the Underwriting Agreement, provided that (A) references in such Sections to "this Agreement" shall be interpreted to mean this Agreement (in lieu of the Underwriting Agreement), (B) the last sentence of Section 13(f)

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shall only apply to the extent that the parties have agreed hereunder to be bound by the Sections referred to in such last sentence, (C) references to "Shares" in such Sections shall mean the Synopsys Shares, and (D) notices to Synopsys under this Agreement shall be provided to the address specified in Schedule A to the Loan Agreement.

     10. This Agreement constitutes the "side agreement" referred to in the definition of "Effective Date" under the Forward Sale Contract. This Agreement shall first become effective as of the Effective Date under the Forward Sale Contract.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                                 ARTISAN COMPONENTS, INC.

                                 By___________________________________________
                                   Chief Executive Officer

                                 SYNOPSYS, INC.

                                 By___________________________________________
                                   Duly Authorized Officer

DEUTSCHE MORGAN GRENFELL INC.
HAMBRECHT & QUIST L.L.C.
DAIN RAUSCHER WESSELS
(a division of Dain Rauscher Incorporated)

By:  DEUTSCHE MORGAN GRENFELL INC.

By___________________________________________
  Duly Authorized Officer

By___________________________________________
  Duly Authorized Officer


For itself and on behalf of the Representatives.

DEUTSCHE BANK AG, LONDON BRANCH

By___________________________________________
  Duly Authorized Officer


By___________________________________________
  Duly Authorized Officer

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